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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): June 26, 1998

                                 MEDIRISK, INC.
                            (Exact name of registrant
                          as specified in its charter)

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 Delaware                     000-22005                    58-2256400
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 (State or other              (Commission                  (I.R.S. Employer
 jurisdiction of              File Number)                 Identification No.)
 incorporation)

Two Piedmont Center, Suite 400, 3565 Piedmont Road, N.E., Atlanta, Georgia           30305
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(Address of principal executive officers)                                          (Zip Code)
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       Registrant's telephone number, including area code: (404) 364-6700

                                       N/A
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          (Former name or former address, if changed since last report)


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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         On June 26, 1998, Medirisk, Inc. (the "Company") acquired all of the capital stock of Sweetwater Health Enterprises, Inc., a Texas corporation ("Sweetwater Health"), for approximately $6.2 million in cash (the "Acquisition"). The Acquisition was made pursuant to a Stock Purchase Agreement dated as of June 25, 1998 by and among the Company and the shareholders of Sweetwater Health (the "Purchase Agreement"). The Company used a portion of the proceeds of its recently completed offering of Common Stock to finance the acquisition.

         Sweetwater Health also entered into Employment Agreements with two senior executives of Sweetwater Health. The purchase price and other terms of the Acquisition were determined as a result of arms' length negotiations between unrelated parties. At the closing date, there was no material relationship between the Company and Sweetwater Health or any of the shareholders of Sweetwater Health, or any of their respective affiliates, officers, directors or associates.

         Sweetwater Health, based in Dallas, Texas, provides physician credentialing services, quality management software and managed care consulting to healthcare payors and providers. Sweetwater Health offers a comprehensive selection of physician credentialing services to hospitals and managed care organizations to evaluate professional relationships with physicians and secure accreditation by industry associations. In addition, Sweetwater Health provides a suite of quality management software used by healthcare organizations to facilitate in-house credentialing and network management, as well as to track perceptions of care and individual physician performance. Additional offerings include managed care consultation and interim management services for healthcare organizations throughout the country.

ITEM 5.  OTHER EVENTS.

         On June 30, 1998, the Company issued a press release announcing that second quarter revenues and adjusted earnings per share will be less than expected. Based on a preliminary analysis of results for the second quarter ending June 30, 1998, revenues are expected to be in the range of $5.1 million to $5.3 million and earnings per share, adjusted to exclude one-time non-recurring charges, are expected to be in the range of $0.00 to $0.02 per share; however, no assurance can be given as to actual results. The Company reported revenues of $3.2 million and adjusted earnings per share of $0.07 per share in the second quarter of 1997.

         On June 29, 1998, the Company and NationsBank, N.A. entered into an Amended and Restated Credit Agreement under which the maximum amount available under the Company's revolving line of credit was increased from $10.0 million to $25.0 million. In addition to the increase in availability, the Amended and Restated Credit Agreement also extends the maturity of the credit facility to July 15, 2000 and lowers the interest rates payable on LIBOR borrowings.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a)      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

         It is impractical to provide financial statements for Sweetwater Health, to the extent required, at the date of the filing of this Form 8-K. The financial statements, if required, will be provided as soon as practicable but not later than 60 days after the date on which this Form 8-K is filed.


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         (b)      PRO FORMA FINANCIAL INFORMATION.

         It is impractical to file the pro forma financial information for Sweetwater Health, to the extent required, at the date of the filing of this Form 8-K. The pro forma financial information, if required, will be provided as soon as practicable, but not later than 60 days after the date on which this Form 8-K is filed.

         (c)      EXHIBITS.

         2.8 Stock Purchase Agreement, dated as of June 25, 1998, by and among Medirisk, Inc., VHA Southwest, Inc., Marsha L. Ballard and Robert P. French. In accordance with Item 601(b)(2) of Regulation S-K, the Exhibits and Schedules to the Stock Purchase Agreement have not been filed as exhibits to this Form 8-K. The Registrant agrees to furnish supplementally a copy of the omitted Exhibits and Schedules upon request.

         99.1 Press Release issued June 30, 1998, regarding the matters discussed in this Form 8-K.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            MEDIRISK, INC.

                                            By: /s/ Kenneth M. Goins, Jr.
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                                               Kenneth M. Goins, Jr.
                                               Executive Vice President and
                                               Chief Financial Officer

Dated:  June 30, 1998



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                                 EXHIBIT INDEX

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         2.8      Stock Purchase Agreement, dated June 25, 1998, by and among
                  Medirisk, Inc., VHA Southwest, Inc., Marsha L. Ballard, and Robert P. French.

         99.1 Press Release, dated June 30, 1998, regarding the matters discussed in this Form 8-K.

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